Exhibit 23.5

Jones Lang LaSalle Sallmanns Limited 22/F Siu On Centre 188 Lockhart Road Wanchai Hong kong tel +852 2169 6000 +852 2169 6001 License No.: C-030171

12 May 2008

The Directors

China Time Share Media Co., Ltd.

Chuanban Dayu Building, No. 312 Long Zhua Shu, Xiao Hong Men

Chaoyang District, Beijing 100078

People’s Republic of China

Subject: WRITTEN CONSENT TO REFERENCE JONES LANG LASALLE SALLMANNS LIMITED IN SEC FILINGS OF CHINA TIME SHARE MEDIA CO. LTD.

Dear Sirs,

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports addressed to the board of China Time Share Media Co., Ltd. (the “Company”) in the Company’s Registration Statement on Form F-l (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and classification as an expert under the Securities Act of 1933, as amended.

In the preparation of our valuation reports, we relied on the accuracy and completeness of the financial information and other data related to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial information or other data relating to the Company and take no responsibility for the accuracy of such information. Our valuation reports were used as part of the Company’s analysis in reaching the conclusion of value.

Yours sincerely,
For and on behalf of
Jones Lang LaSalle Sallmanns Limited

/s/ Simon M.K. Chan
Simon M.K. Chan
Director